Exhibit 99.1

News Release

Federal Home Loan Bank of San Francisco Announces 2023 Director Election Results

SAN FRANCISCO, Nov. 17, 2023 - The Federal Home Loan Bank of San Francisco today announced the results of its 2023 director elections.

FHLBank San Francisco members elected Laura Archuleta and Silvio Tavares to two open nonmember independent director positions.

Laura Archuleta, President and CEO, Jamboree Housing Corporation
As President and CEO of Jamboree Housing Corporation, a nonprofit housing development company, Ms. Archuleta leads the development, acquisition, renovation, and management of affordable housing across California. Under her visionary leadership for over two decades, Jamboree's portfolio has expanded to a substantial $3.2 billion, providing homes for over 20,000 residents, including low-income families, seniors, transitional age youth, and individuals with special needs. Her commitment to bridging diverse interests and fostering collaboration is evident in her ability to unite stakeholders from all walks of life, achieving common goals and creating innovative solutions to address California's pressing housing demand. She also brings decades of experience serving on numerous boards, including the Cal State Fullerton Philanthropic Foundation Board of Governors, California Housing Consortium, and California Building Industry Association (CBIA). She is a founding member of UC Irvine's Livable Cities Lab, which leverages academic expertise to study the impact of affordable housing.

Silvio Tavares, President and CEO, VantageScore
Mr. Tavares has been President and CEO of VantageScore since 2021. VantageScore is one of the most widely used credit scores in North America and was used over 19 billion times in 2022, including by over 200 million U.S. consumers. Under his leadership, VantageScore is now used by nine of the top 10 banks in the U.S. and by more than 3,000 banks and fin-techs overall. Silvio is an experienced financial services public company board director, CEO, and executive and has served on several public company boards including as Audit Committee Chair and Compensation Committee Chair. Mr. Tavares also previously held senior executive roles at several Fortune 500 financial services technology companies, including Visa and Fiserv’s First Data business. He holds a J.D. degree from the Boston University School of Law; an M.B.A. degree from the Boston College Carroll School of Management; and a B.S. degree in Electrical Engineering from Tufts University. He has invented or co-invented over 15 patents in financial data technology, risk management and machine learning technologies.

Ana E. Fonseca, President and CEO, Logix Federal Credit Union
The Bank’s California members re-elected Ana E. Fonseca as a California member director. Ms. Fonseca has 37 years’ experience in the financial services industry and has been the president and chief executive officer of Logix Federal Credit Union, Valencia, California, since January 2019. From April 2002 through December 2018, she held leadership roles including executive vice president/chief operating officer and executive vice president/chief financial officer. She is experienced in developing and executing strategies to achieve long term profitable growth, sustain high levels of customer delight, and build high performing teams and has overseen fiscal operations, sales and revenue growth, customer service/experience, lending, risk management, facilities management, information technology, data and financial analytics, and business operations.

Matthew Hendrickson, Senior Vice President, EMPLOYERS Insurance
The Bank’s Nevada members re-elected Matthew Hendricksen as the Nevada member director. Mr. Hendricksen is a Senior Vice President with EMPLOYERS, overseeing the treasury and investment operations of Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, Employers Assurance Company, and Cerity Insurance Company. During his 20-plus year career, Mr. Hendricksen has specialized in investments, derivatives, collateral operations, risk management, and insurance regulations.

Each of these four positions has a four-year term beginning January 1, 2024, and ending December 31, 2027.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions-commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions-foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable and resilient.

Contact:
Mary Long, (415) 572-6717
longm@fhlbsf.com